Exhibit 99.1

Net1 Appoints Chris Meyer As Group CEO

Johannesburg, June 30, 2021 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) ("Net1" or the "Company") today announced that it has appointed Chris Meyer as Group Chief Executive Officer ("CEO") as of July 1, 2021.

A highly accomplished financial services executive with over 23 years in the industry, Mr. Meyer makes the move to Net1 after a 20-year career with Investec Bank Plc ("Investec"). From his base in London, Chris led Investec's international Corporate & Investment bank, serving over 100,000 corporate and institutional clients across seven countries. He was also an executive director for Investec and various international and regional subsidiaries.

"After a thorough and rigorous search process, we are delighted to welcome Chris as Group CEO. Chris has a strong track record in building world-class teams as well as building and scaling businesses to achieve growth at pace across multiple geographies and cultures. With his strong South African roots and experience growing businesses across the world, we are proud to have an executive of Chris' caliber join us to lead the group and to work with Lincoln Mali, our Southern African CEO. This is in line with our growth ambitions for the Net1 Group," said the Board of Directors of Net1. "We also thank Alex Smith for serving as the Interim Group CEO during this period of transition."

As of July 1, 2021, Alex Smith will revert to his role as Chief Financial Officer.

Mr. Meyer said: "I am delighted to be appointed as Group CEO of Net1. I am passionate about building people, teams and businesses, and inspired by watching them grow. Net1 has incredible assets and capabilities, in South Africa and abroad. As a proud South African I am incredibly excited to be joining Net1 at such a pivotal stage in its journey, as we re-set our vision and build a world class, inclusive and transparent banking offering for the unbanked and underbanked in South Africa. Like my new colleagues, this is a mission that has deep personal meaning for me and is something we will deliver on with focus and passion. I aim to work towards creating a company that will be a force for good whilst also unlocking value for shareholders."

About Net1

Net1 is a South African-focused financial technology company with a presence in Africa and Asia. Net1 utilizes its proprietary banking and payment technology to distribute low-cost financial and value-added services to underserved consumers and small businesses. The Company also provides transaction processing services, including being a payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:
Dara Dierks

Managing Director - ICR

Email: net1IR@icrinc.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com